HCB BANCSHARES, INC.
                               237 JACKSON STREET
                           CAMDEN, ARKANSAS 71701-3941
                                 (870) 836-6841


                           OFFER TO PURCHASE FOR CASH


                           UP TO 377,866 SHARES OF ITS
                     COMMON STOCK, PAR VALUE $0.01 PER SHARE


                   AT A PURCHASE PRICE NOT GREATER THAN $14.75
                         NOR LESS THAN $12.75 PER SHARE

                          _____________________________

      THE OFFER TO PURCHASE, PRO RATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
               AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 1, 2002
                    UNLESS THE OFFER TO PURCHASE IS EXTENDED

                          _____________________________

     Questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to the Information Agent/Dealer Manager at the address and telephone number set forth on the back cover of this Offer to Purchase, and such copies will be furnished promptly at HCB Bancshares' expense. Stockholders may also contact their local broker, dealer, commercial bank or trust company for assistance concerning this offer.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF HCB BANCSHARES AS TO WHETHER STOCKHOLDERS SHOULD TENDER SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, THE RECOMMENDATION AND THE OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HCB BANCSHARES.



           The Dealer Manager and Information Agent for this Offer is:

                          KEEFE, BRUYETTE & WOODS, INC.

             The date of this offer to purchase is January 31, 2002

                                TABLE OF CONTENTS
Section                                                                     PAGE
                                                                            ----

SUMMARY ......................................................................1

1.       NUMBER OF SHARES; PRO RATION.........................................3

2.       TENDERS BY HOLDERS OF FEWER THAN 100 SHARES..........................4

3.       PROCEDURE FOR TENDERING SHARES.......................................4

4.       WITHDRAWAL RIGHTS....................................................7

5.       ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE.......7

6.       CONDITIONAL TENDER OF SHARES.........................................8

7.       CONDITIONS OF THE OFFER..............................................9

8.       PRICE RANGE OF SHARES; DIVIDENDS.....................................10

9.       PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER...................11

10.      INFORMATION CONCERNING HCB BANCSHARES................................12

11.      SOURCE AND AMOUNT OF FUNDS...........................................19

12.      INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS
           CONCERNING SHARES..................................................19

13.      EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER
           THE EXCHANGE ACT...................................................25

14.      LEGAL MATTERS; REGULATORY APPROVALS..................................26

15.      FEDERAL INCOME TAX CONSEQUENCES......................................26

16.      EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS..................29

17.      SOLICITATION FEES AND EXPENSES.......................................29

18.      WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION..........................30

To the Holders of Shares of Common Stock of HCB Bancshares, Inc.

                                     SUMMARY

     HCB Bancshares is inviting its stockholders to sell shares of its common stock back to HCB Bancshares for cash. Set forth below are the material terms of this offer:

o HCB Bancshares will agree to purchase up to 377,866 shares of its common stock. See "Number of Shares; Pro Ration" on page 3 in this offer to purchase.

o HCB Bancshares will purchase these shares within a price range from $12.75 to $14.75 per share, as determined by tendering stockholders. See "Number of Shares; Pro Ration" on page 3 in this offer to purchase.

o Each stockholder must determine whether to sell stock, how much stock to sell, and at what price the stockholder is willing to sell. If you wish to sell without specifying a price, you may check the appropriate box on the accompanying letter of transmittal and your shares will be considered to be tendered at the purchase price determined by HCB Bancshares. See "Number of Shares; Pro Ration" on page 3 and "Procedure for Tendering Shares" on page 4 of this offer to purchase and the letter of transmittal.

o We will pay the same purchase price for all shares we purchase. See "Number of Shares; Pro Ration" on page 3 of this offer to purchase.

o On January 25, 2002, the closing price for the Shares on the Nasdaq Small-Cap Market was $14.00 per share. We encourage you to obtain current market quotations for HCB Bancshares common stock. See "Price Range of Shares; Dividends" on page 10 of this offer to purchase. At December 31, 2001, the book value per share of HCB Bancshares common stock was $17.14. See "Information Concerning HCB Bancshares" beginning on page 12 of this offer to purchase.

o If more than 377,866 shares are tendered at or below the purchase price we will first acquire shares held by persons who own less than 100 shares and then will acquire shares from other tendering stockholders on a pro rata basis. See "Number of Shares; Pro Ration" on page 3 and "Tenders by Holders of Fewer Than 100 Shares" on page 4 of this offer to purchase.

o    The offer is not  conditioned  upon any  minimum  number  of  shares  being
     tendered.  The  offer  is,  however,  subject  to  other  conditions.   See
     "Conditions of the Offer" on page 9 of this offer to purchase.

o You must properly complete and execute the letter of transmittal and it must be received by the Depositary by 5:00 p.m. New York City time on March 1, 2002 in order to sell your shares to us in this offer. See "Procedure for Tendering Shares" on page 4 of this offer to purchase.

o This offer is scheduled to expire at 5:00 p.m. New York City time on March 1, 2002. See "Number of Shares; Pro Ration" on page 3 of this offer to purchase.

o We are permitted to extend the offering period by making a public announcement. See "Extension of Tender Period; Termination; Amendments" on page 29 of this offer to purchase.

o You may withdraw any shares you tender at any time before this offer expires, which is currently scheduled to be March 1, 2002. After that time, tenders will be irrevocable until March 29, 2002. After March 29, 2002, you may withdraw any tendered shares that we have not accepted for purchase. See "Withdrawal Rights" on page 7 of this offer to purchase.

o If you wish to withdraw your tender you must give written notice of the withdrawal to the Depositary. The information required and method of notification is different if you hold your shares directly or through a broker. See "Withdrawal Rights" on page 7 of this offer to purchase.

o Once we set the price, we will consider conditional tenders and pro rations. Then, the Depositary will issue checks for all accepted tenders. See "Acceptance for Payment of Shares and Payment of Purchase Price" on page 7 of this offer to purchase.

o We expect to announce final results on any pro ration within seven trading days following the expiration date. See "Acceptance for Payment of Shares and Payment of Purchase Price" on page 7 of this offer to purchase.

o Stockholders who do not tender shares will increase their percentage ownership in HCB Bancshares. This will include all but one of the executive officers and all but one of the directors of HCB Bancshares and the trustees for the HCB Bancshares, Inc. Employee Stock Ownership Plan Trust, the HCB Bancshares, Inc. 1998 Stock Option Plan Trust, the HCB Bancshares, Inc. Management Recognition Plan Trust, the Heartland Community Bank
     Executive Officers' Grantor Trust and the Heartland Community Bank Non-Employee Directors' Grantor Trust, who do not intend to tender any of their shares. See "Purpose of the Offer; Certain Effects of the Offer" on page 11 and "Interest of Directors and Officers; Transaction and Arrangements Concerning Shares" on page 19 of this offer to purchase.

o Generally, a stockholder will be expected to recognize gain or loss on the tendered shares equal to the difference between the cash paid by HCB
     Bancshares and the stockholder's basis. See "Federal Income Tax Consequences" on page 26 of this offer to purchase.

                         1. NUMBER OF SHARES; PRO RATION

     Upon the terms and subject to the conditions described herein and in the letter of transmittal, we will purchase up to 377,866 shares (the "Shares") of HCB Bancshares common stock, $0.01 par value per share (the "Common Stock") that are validly tendered on or prior to the expiration date of this offer, and not properly withdrawn in accordance with Section 4 of this offer to purchase, for cash, at a price, determined in the manner set forth below, not greater than $14.75 nor less than $12.75 per Share. The later of 5:00 p.m., New York City time, on March 1, 2002, or the latest time and date to which this offer is extended pursuant to Section 16 of this offer to purchase is referred to herein as the "expiration date." If this offer is oversubscribed as described below, only Shares tendered at or below the purchase price on or prior to the expiration date will be eligible for pro ration. The pro ration period also expires on the expiration date.

     HCB Bancshares will determine the purchase price taking into consideration the number of shares so tendered and the prices specified by tendering stockholders. We will select the lowest purchase price that will enable us to purchase 377,866 shares, or such lesser number of Shares as is validly tendered and not withdrawn at prices not greater than $14.75 nor less than $12.75 per share, pursuant to this offer. Subject to Section 16, we reserve the right to purchase more than 377,866 Shares pursuant to this offer, but do not currently plan to do so. This offer is not conditioned on any minimum number of Shares being tendered. This offer is, however, subject to certain other conditions. See
Section 7.

     In accordance with Instruction 5 of the letter of transmittal, each stockholder who wishes to tender Shares must either (1) specify the price, not greater than $14.75 nor less than $12.75 per share, at which the stockholder is willing to have us purchase the Shares or (2) indicate that the Shares are being tendered at the purchase price determined by HCB Bancshares. In the event more than 377,866 Shares are tendered, if a sufficient number of shareholders tender Shares at the purchase price determined by HCB Bancshares, the cumulative effect may decrease the price per Share paid by HCB Bancshares by increasing the number of Shares available to be purchased at less than the maximum price. As promptly as practicable following the expiration date, we will determine the purchase price, not greater than $14.75 nor less than $12.75 per share, that we will pay for Shares validly tendered and not withdrawn pursuant to this offer, taking into account the number of Shares tendered and the prices specified by tendering stockholders. All Shares purchased pursuant to this offer will be purchased at the purchase price. All Shares not purchased pursuant to this offer, including Shares tendered at prices greater than the purchase price and Shares not purchased because of pro ration or because they were conditionally tendered and not accepted for purchase, will be promptly returned to the tendering stockholders at our expense following the expiration date.

     Upon the terms and subject to the conditions of this offer, if 377,866 or fewer Shares have been validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date, we will purchase all the Shares. Upon the terms and subject to the conditions of this offer, if more than 377,866 Shares have been validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date, we will purchase Shares in the following order of priority:

          (a) first, all Shares validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date by or on behalf of any stockholder who owned beneficially, as of the close of business on January 25, 2002 and continues to own beneficially as of the expiration date, an aggregate of fewer than 100 Shares and who validly tenders all of such Shares, with partial and conditional tenders not qualifying for this preference, and completes the box captioned "Odd Lots" on the letter of transmittal; and

          (b) then, after purchase of all of the foregoing Shares, subject to the conditional tender provisions described in Section 6, all other Shares validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date on a pro rata basis based on the number of shares tendered by each tendering stockholder, with appropriate adjustments to avoid purchases of fractional Shares.

     If pro ration of tendered Shares is required, (i) because of the difficulty in determining the number of Shares validly tendered, (ii) as a result of the "odd lot" procedure described in Section 2, and (iii) as a result of the conditional tender procedure described in Section 6, we do not expect that we will be able to announce the final pro ration factor or to commence payment for any Shares purchased pursuant to this offer until approximately seven Nasdaq Small-Cap Market trading days after the expiration date. We will announce the preliminary results of any pro ration by press release as promptly as practicable after the expiration date. Holders of Shares may obtain such preliminary information from the Dealer Manager/Information Agent. We expressly reserve the right, in our sole discretion, at any time or from time to time, to extend the period of time during which this offer is open by giving oral or written notice of such extension to the Depositary and making a public announcement. See Section 16. There can be no assurance, however, that we will exercise our right to extend this offer.

     For purposes of this offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Copies of this offer to purchase, the related letter of transmittal and the notice of guaranteed delivery are being mailed to record holders of Shares and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

                 2. TENDERS BY HOLDERS OF FEWER THAN 100 SHARES

     Except to the extent that our purchase would result in the delisting of the Shares on the Nasdaq Small-Cap Market, all Shares validly tendered at or below the purchase price and not withdrawn on or prior to the expiration date by or on behalf of any stockholder who owned beneficially, as of the close of business on January 25, 2002, and continues to own beneficially as of the expiration date, an aggregate of fewer than 100 Shares, will be accepted for purchase before pro ration, if any, of other tendered Shares. Partial or conditional tenders will not qualify for this preference, and it is not available to beneficial holders of 100 or more Shares, even if the holders have separate stock certificates for fewer than 100 Shares. By accepting this offer, a stockholder owning beneficially fewer than 100 Shares will avoid the payment of brokerage commissions and the applicable odd lot discount payable in a sale of such Shares in a transaction effected on a securities exchange.

     As of January 25, 2002, there were approximately 635 holders of record of Shares. Approximately 223 of these holders of record held individually fewer than 100 Shares and held in the aggregate approximately 7,820 Shares. Because of the large number of Shares held in the names of brokers and nominees, we are unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own. Any stockholder wishing to tender all of his or her Shares pursuant to this section should complete the box captioned "Odd Lots" on the letter of transmittal.

                        3. PROCEDURE FOR TENDERING SHARES

     To tender Shares validly pursuant to this offer, either (1) or (2) below must occur:

     (1) A properly completed and duly executed letter of transmittal or facsimile thereof, together with any required signature guarantees and any other documents required by the letter of transmittal, must be received by the Depositary at its address set forth on the back cover of this offer to purchase and either (i) certificates for the Shares to be tendered must be received by the Depositary at such address or
          (ii) the Shares must be delivered pursuant to the procedures for book-entry transfer described below, and a confirmation of the delivery received by the Depositary, in each case on or prior to the expiration date.

     (2) You must comply with the guaranteed delivery procedure set forth below.

     IN ACCORDANCE WITH INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, IN ORDER TO TENDER SHARES PURSUANT TO THIS OFFER, A STOCKHOLDER MUST INDICATE IN THE SECTION CAPTIONED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED" ON THE LETTER OF TRANSMITTAL EITHER (I) THE PRICE, IN MULTIPLES OF $0.25, AT WHICH THE SHARES ARE BEING TENDERED, OR (II) THAT THE SHARES ARE BEING TENDERED AT THE PURCHASE PRICE DETERMINED BY HCB BANCSHARES IN ACCORDANCE WITH THE TERMS OF THIS OFFER. FOR A TENDER OF SHARES TO BE VALID, A PRICE BOX, BUT ONLY ONE PRICE BOX, ON EACH LETTER OF TRANSMITTAL MUST BE CHECKED. In the event more than 377,866 Shares are tendered, if a sufficient number of shareholders tender Shares at the purchase price determined by HCB Bancshares, the cumulative effect may decrease the price per Share paid by HCB Bancshares by increasing the number of Shares available to be purchased at less than the maximum price.

     STOCKHOLDERS WISHING TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

     The Depositary will establish an account with respect to the Shares at The Depository Trust Company, which is a book-entry transfer facility, for purposes of this offer within two business days after the date of this offer, and any financial institution that is a participant in the system of the book-entry transfer facility may make delivery of Shares by causing the book-entry transfer facility to transfer such Shares into the Depositary's account in accordance with the procedures of the book-entry transfer facility. Although delivery of Shares may be effected through book-entry transfer, either (1) or (2) below must occur:

     (1) A properly completed and duly executed letter of transmittal or a manually signed copy thereof, or an agent's message, as defined below, together with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Depositary at its address set forth on the back cover of this offer on or prior to the expiration date.

     (2) You must comply with the guaranteed delivery procedures set forth below.

     Delivery of required documents to the book-entry transfer facility in accordance with its procedures does not constitute delivery to the Depositary and will not constitute a valid tender.

     The term "agent's message" means a message transmitted by the book-entry transfer facility to, and received by, the Depositary and forming a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the Shares, that the participant has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce the agreement against the participant.

     Except as set forth below, all signatures on a letter of transmittal must be guaranteed by a firm that is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, a trust company, a savings bank, a savings and loan association or a credit union which has membership in an approved signature guarantee medallion program, each of the foregoing being referred to as an "eligible institution." Signatures on a letter of transmittal need not be guaranteed if
(a) the letter of transmittal is signed by the registered holder of the Shares, which term, for the purposes of this section, includes a participant in the book-entry transfer facility whose name appears on a security position listing as the holder of the Shares, tendered therewith and the holder has not completed the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the letter of transmittal or (b) the Shares are tendered for the account of an eligible institution. See Instructions 1 and 6 of the letter of transmittal.

     Guaranteed Delivery. If you want to tender your Shares but your share certificates are not immediately available or cannot be delivered to the Depositary before the expiration date, the procedure for book-entry transfer cannot be completed on a timely basis, or if time will not permit all required documents to reach the Depositary before the expiration date, you can still tender your Shares, if all of the following conditions are satisfied:

     (1)  the tender is made by or through an eligible institution;

     (2) the Depositary receives by hand, mail, overnight courier or facsimile transmission, before the expiration date, a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided with Offer to Purchase, specifying the price at which Shares are being tendered, including (where required) signature guarantees by an eligible institution in the form set forth in the Notice of Guaranteed Delivery; and

          (i) one of (a) the certificates for the Shares or (b) a confirmation of receipt of the Shares pursuant to the procedure for book-entry transfer described above,

          (ii) one of (a) a properly completed and executed Letter of Transmittal or a manually executed facsimile of it, including any required signature guarantees, or (b) an Agent's Message as described above in the case of a book-entry transfer; and

          (iii) any other documents required by the Letter of Transmittal.


     THE METHOD OF DELIVERY OF SHARES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

     TO PREVENT UNITED STATES FEDERAL INCOME TAX BACKUP WITHHOLDING EQUAL TO 30% OF THE GROSS PAYMENTS MADE PURSUANT TO THE OFFER, EACH TENDERING STOCKHOLDER MUST PROVIDE THE DEPOSITARY WITH THE STOCKHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND CERTAIN OTHER INFORMATION BY PROPERLY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL. FOREIGN STOCKHOLDERS, AS DEFINED IN SECTION 15, MUST SUBMIT A PROPERLY COMPLETED FORM W-8, WHICH MAY BE OBTAINED FROM THE DEPOSITARY, IN ORDER TO PREVENT BACKUP WITHHOLDING. IN GENERAL, SUBJECT TO 30%, OR LOWER TREATY RATE, WITHHOLDING ON GROSS PAYMENTS RECEIVED PURSUANT TO THE OFFER AS DISCUSSED IN SECTION 15, BACKUP WITHHOLDING DOES NOT APPLY TO CORPORATIONS OR TO FOREIGN STOCKHOLDERS. FOR A DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO TENDERING STOCKHOLDERS, SEE SECTION
15. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING HIS, HER OR ITS QUALIFICATION FOR EXEMPTION FROM BACKUP WITHHOLDING AND THE PROCEDURE FOR OBTAINING ANY APPLICABLE EXEMPTION.

     It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended, for a person to tender Shares for his or her own account unless the person so tendering (i) has a net long position equal to or greater than the amount of (x) Shares tendered or (y) other securities immediately convertible into, exercisable or exchangeable for the amount of Shares tendered and will acquire such Shares for tender by conversion, exercise or exchange of such other securities and (ii) will cause such Shares to be delivered in accordance with the terms of this offer. Rule 14e-4 provides a similar restriction applicable to the tender on behalf of another person. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's representation and warranty that (i) the stockholder has a net long position in the Shares being tendered within the meaning of Rule 14e-4 promulgated under the Exchange Act, and (ii) the tender of such Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to this offer will constitute a binding agreement between the tendering stockholder and us upon the terms and subject to the conditions of this offer.

     All questions as to the purchase price, the form of documents, the number of Shares to be accepted and the validity, eligibility, including time of receipt, and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of Shares that we determine are not in proper form or the acceptance for payment of or payment for Shares that may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of any particular Shares. None of HCB Bancshares, the Dealer Manager/Information Agent, the Depositary or any other person is or will be under any duty to give notice of any defect or irregularity in tenders, nor shall any of them incur any liability for failure to give any such notice.

     Lost or Destroyed Certificates. If your certificate(s) for part or all of your Shares have been lost, stolen, misplaced or destroyed, indicate that fact on the letter of transmittal, which should then be delivered to the Depositary after being otherwise properly completed and duly executed. In addition, you must complete the box captioned "Affidavit For Lost Stock Certificate(s)" on the letter of transmittal. In such event, the Depositary will forward additional documentation necessary to be completed in order to effectively replace such lost or destroyed certificate(s). See Instruction 6 of the letter of transmittal.

     CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL, OR, IN THE CASE OF A BOOK-ENTRY TRANSFER, AN AGENT'S MESSAGE, AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO HCB BANCSHARES. ANY SUCH DOCUMENTS DELIVERED TO US WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED.

                              4. WITHDRAWAL RIGHTS

     Tenders of Shares made pursuant to this offer may be withdrawn at any time prior to the expiration date. Thereafter, tenders are irrevocable, except that they may be withdrawn after 12:00 midnight, New York City time, March 29,2002 unless previously accepted for payment by us as provided in this offer to purchase. If we extend the period of time during which this offer is open, are delayed in purchasing Shares or are unable to purchase Shares pursuant to this offer for any reason, then, without prejudice to our rights under this offer, the Depositary may, on our behalf, retain all Shares tendered, and the Shares may not be withdrawn except as otherwise provided in this Section 4, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the tender offer shall either pay the consideration offered, or return the tendered securities promptly after the termination or withdrawal of the tender offer.

     WITHDRAWAL OF SHARES HELD IN PHYSICAL FORM. Tenders of Shares made pursuant to this offer may not be withdrawn after the expiration date, except that they may be withdrawn after 12:00 midnight, New York City time, March 29, 2002 unless accepted for payment by us as provided in this offer. For a withdrawal to be effective prior to that time, a stockholder of Shares held in physical form must provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary at its address set forth on the back cover page of this offer before the expiration date, which notice must contain: (A) the name of the person who tendered the Shares; (B) a description of the Shares to be withdrawn;
(C) the certificate numbers shown on the particular certificates evidencing the Shares; (D) the signature of the stockholder executed in the same manner as the original signature on the letter of transmittal, including any signature guarantee, if such original signature was guaranteed; and (E) if the Shares are held by a new beneficial owner, evidence satisfactory to HCB Bancshares that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

     WITHDRAWAL OF SHARES HELD WITH THE BOOK-ENTRY TRANSFER FACILITY. Tenders of Shares made pursuant to this offer may not be withdrawn after the expiration date, except that they may be withdrawn after 12:00 midnight, New York City time, March 29, 2002 unless accepted for payment by HCB Bancshares as provided in this offer. For a withdrawal to be effective prior to that time, a stockholder of Shares held with the book-entry transfer facility must (i) call his or her broker and instruct the broker to withdraw the tender of Shares by debiting the depositary's account at the book-entry transfer facility for all Shares to be withdrawn; and (ii) instruct the broker to provide a written, telegraphic or facsimile transmission notice of withdrawal to the depositary on or before the expiration date. The notice of withdrawal shall contain (A) the name of the person who tendered the Shares; (B) a description of the Shares to be withdrawn; and (C) if the Shares are held by a new beneficial owner, evidence satisfactory to us that the person withdrawing the tender has succeeded to the beneficial ownership of the Shares. A purported notice of withdrawal which lacks any of the required information will not be an effective withdrawal of a tender previously made.

     Any permitted withdrawals of tenders of Shares may not be rescinded, and any Shares so withdrawn will thereafter be deemed not validly tendered for purposes of this offer; provided, however, that withdrawn Shares may be re-tendered by following the procedures for tendering prior to the expiration date.

     All questions as to the form and validity, including time of receipt, of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding on all parties. None of HCB Bancshares, the Dealer Manager/Information Agent, the Depositary or any other person is or will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

        5. ACCEPTANCE FOR PAYMENT OF SHARES AND PAYMENT OF PURCHASE PRICE

     Upon the terms and subject to the conditions of this offer and as promptly as practicable after the expiration date, we will determine the purchase price, taking into consideration the number of Shares tendered and the prices specified by tendering stockholders, announce the purchase price, and, subject to the pro ration and conditional tender provisions of this offer, accept for payment and pay the purchase price for Shares validly tendered and not withdrawn at or below the purchase price. Thereafter, payment for all Shares validly tendered on or prior to the expiration date and accepted for payment pursuant to this offer will be made by the Depositary by check as promptly as practicable. In all cases, payment for Shares accepted for payment pursuant to this offer will be made only after timely receipt by the Depositary of certificates for such Shares, or of a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the book-entry transfer facility, a properly completed and duly executed letter of transmittal or a manually signed copy thereof, with any required signature guarantees, or in the case of a book-entry delivery an agent's message, and any other required documents.

     For purposes of this offer, we shall be deemed to have accepted for payment, and thereby purchased, subject to pro ration and conditional tenders, Shares that are validly tendered and not withdrawn as, if and when we give oral or written notice to the Depositary of our acceptance for payment of the Shares. In the event of pro ration, we will determine the pro ration factor and pay for those tendered Shares accepted for payment as soon as practicable after the expiration date. However, we do not expect to be able to announce the final results of any such pro ration until approximately seven Nasdaq Small-Cap Market trading days after the expiration date. We will pay for Shares that we have purchased pursuant to this offer by depositing the aggregate purchase price therefor with the Depositary. The Depositary will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to tendering stockholders. Under no circumstances will interest be paid on amounts to be paid to tendering stockholders, regardless of any delay in making such payment.

     Certificates for all Shares not purchased, including all Shares tendered at prices greater than the purchase price, Shares not purchased because of pro ration and Shares that were conditionally tendered and not accepted, will be returned, or, in the case of Shares tendered by book-entry transfer, the Shares will be credited to an account maintained with the book-entry transfer facility by the participant therein who so delivered the Shares, promptly following the expiration date without expense to the tendering stockholder.

     Payment for Shares may be delayed in the event of difficulty in determining the number of Shares properly tendered or if pro ration is required. See Section
1. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to this offer. See Section 7.

     We will pay or cause to be paid any stock transfer taxes with respect to the sale and transfer of any Shares to us or our order pursuant to this offer. However, payment of the purchase price to any person other than the registered holder or registration in the name of any person other than the registered holder of any Shares delivered, whether in certificated form or by book entry, but not tendered or purchased, may result in additional stock transfer taxes. Moreover, additional stock transfer taxes may also result if tendered Shares are registered in the name of any person other than the person signing the letter of transmittal, unless the person is signing in a representative or fiduciary capacity. The amount of any such additional stock transfer taxes, whether imposed on the registered holder or otherwise, payable on account of the transfer to such person, will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted. See Instruction 7 to the letter of transmittal.

     ANY TENDERING STOCKHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE FULLY AND SIGN THE SUBSTITUTE FORM W-9 INCLUDED IN THE LETTER OF TRANSMITTAL, OR, IN THE CASE OF A FOREIGN INDIVIDUAL, A FORM W-8, MAY BE SUBJECT TO REQUIRED FEDERAL INCOME TAX WITHHOLDING OF 30% OF THE GROSS PROCEEDS PAID TO SUCH STOCKHOLDER OR OTHER PAYEE PURSUANT TO THIS OFFER. SEE SECTION 3.

                         6. CONDITIONAL TENDER OF SHARES

     Under  certain  circumstances  and subject to the  exceptions  set forth in
Section 1, we may prorate the number of Shares purchased pursuant to this offer. As discussed in Section 15, the number of Shares to be purchased from a particular stockholder might affect the tax treatment of the purchase for the stockholder and the stockholder's decision whether to tender. EACH STOCKHOLDER IS URGED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR. Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder's Shares tendered pursuant to a letter of transmittal or notice of guaranteed delivery must be purchased if any Shares so tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box captioned "Conditional Tender" in the letter of transmittal or notice of guaranteed delivery.

     Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares to be tendered. If the effect of accepting tenders on a pro rata basis would be to reduce the number of Shares to be purchased from any stockholder, below the minimum number so specified in the letter of transmittal or notice of guaranteed delivery, the tender will automatically be regarded as withdrawn, except as provided in the next paragraph, and all Shares tendered by the stockholder pursuant to the applicable letter of transmittal or notice of guaranteed delivery will be promptly returned thereafter.

     If conditional tenders, that would otherwise be regarded as withdrawn, would cause the total number of Shares to be purchased to fall below 377,866, then, to the extent feasible, we will select enough conditional tenders that would otherwise have been withdrawn to permit us to purchase 377,866 Shares. In selecting among these conditional tenders, we will select by lot and will limit our purchase in each case to the minimum number of Shares designated by the stockholder in the applicable letter of transmittal or notice of guaranteed delivery as a condition to his or her tender.

                           7. CONDITIONS OF THE OFFER

     Notwithstanding any other provision of this offer, we will not be required to accept for payment or pay for any Shares tendered, and may terminate or amend and may postpone the acceptance for payment of Shares tendered, subject to the requirements of the Exchange Act for prompt payment for or return of Shares tendered, if at any time after January 31, 2002 any of the following shall have occurred:

          (a) there shall have been threatened, instituted or pending any action or proceeding by any government or governmental, regulatory or administrative agency or authority or tribunal or any other person, domestic or foreign, or before any court, authority, agency or tribunal that (i) challenges the acquisition of Shares pursuant to this offer or otherwise in any manner relates to or affects this offer or (ii) in the reasonable judgment of HCB Bancshares, could materially and adversely affect the business, condition, financial or other, income, operations or prospects of HCB Bancshares and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of HCB Bancshares or any of our subsidiaries or materially impair this offer's contemplated benefits to us;

          (b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to this offer or HCB Bancshares or any of our subsidiaries, by any legislative body, court, authority, agency or tribunal which, in our sole judgment, would or might directly or indirectly (i) make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of this offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares,
     (iii) materially  impair the  contemplated  benefits of this offer to us or
     (iv) materially affect the business, condition, financial or other, income, operations or prospects of HCB Bancshares and our subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of HCB Bancshares or any of our subsidiaries;

          (c) it shall have been publicly disclosed or we shall have learned that (i) any person or "group," within the meaning of Section 13(d)(3) of the Exchange Act, has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, other than as disclosed in a Schedule 13D or 13G on file with the SEC on January 31, 2002, or (ii) any person or group that on or prior to January 31, 2002, had filed a Schedule 13D or 13G with the SEC thereafter shall have acquired or shall propose to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares;

          (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market, (ii) any significant decline in the market price of the Shares or in the general level of market prices of equity securities in the United States or abroad, (iii) any change in the general political, market, economic or financial condition in the United States or abroad that could have a material adverse effect on our business, condition, financial or otherwise, income, operations, prospects or ability to obtain financing generally or the trading in the Shares, (iv) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation on, or any event which, in our reasonable judgment, might affect the extension of credit by lending institutions in the United States, (v) the commencement of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States or (vi) in the case of any of the foregoing existing at the time of the commencement of this offer, in our reasonable judgment, a material acceleration or worsening thereof;

          (e) a tender or exchange offer with respect to some or all of the Shares, other than this offer, or a merger, acquisition or other business combination proposal for HCB Bancshares, shall have been proposed, announced or made by another person or group, within the meaning of Section 13(d) (3) of the Exchange Act;

          (f ) there shall have occurred any event or events that has resulted, or may in the reasonable judgment of HCB Bancshares result, directly or indirectly, in an actual or threatened change in the business, condition, financial or other, income, operations, stock ownership or prospects of HCB Bancshares and our subsidiaries; and, in the reasonable judgment of HCB Bancshares, such event or events make it undesirable or inadvisable to proceed with this offer or with such acceptance for payment.


     The foregoing conditions are for the reasonable benefit of HCB Bancshares and may be asserted by us under any circumstances not within our control, at any time and from time to time prior to and including the expiration date, and any such condition may be waived by us, in whole or in part, at any time and from time to time prior to and including the expiration date in our reasonable discretion. All conditions shall be satisfied or waived on or before the expiration date. The failure by HCB Bancshares at any time to exercise any of the foregoing rights shall not be deemed a waiver of the right, and each of these rights shall be deemed an ongoing right which may be asserted at any time and from time to time prior to and including the expiration date. Any determination by us concerning the events described above will be final and binding on all parties.


     Acceptance of Shares validly tendered in this offer is subject to the condition that, as of the expiration date of this offer, and after giving pro forma effect to the acceptance of Shares validly tendered, HCB Bancshares would continue to have at least 400 stockholders and the Shares would remain listed for quotation on the Nasdaq Small-Cap Market. This condition may not be waived.

     The Exchange Act requires that all conditions to this offer must be satisfied or waived before the expiration date.

                       8. PRICE RANGE OF SHARES; DIVIDENDS

     The following table sets forth for the periods indicated the high and low sales prices, and dividends paid, for the Shares as reported on the Nasdaq Small-Cap Market from November 22, 1999 to December 31, 2001, and through the brokerage firm of Trident Securities (McDonald Investments) from July 1, 1999 to November 21, 1999. As of January 25, 2002, HCB Bancshares had 1,889,329 Shares issued and outstanding. Our fiscal year end is June 30.

                                                               Dividends
                              High               Low             Paid
                              ----               ---           ---------
Fiscal 2002
-----------
1st Quarter                  $12.58             $11.90           $0.06
2nd Quarter                   12.95              12.00            0.07

Fiscal 2001
-----------
1st Quarter                   $7.38              $6.00           $0.06
2nd Quarter                    9.25               7.19            0.06
3rd Quarter                    8.88               8.31            0.06
4th Quarter                   13.20               8.94            0.06

Fiscal 2000
-----------
1st Quarter                   $9.63              $8.00           $0.06
2nd Quarter                    9.63               7.00            0.06
3rd Quarter                    8.00               5.75            0.06
4th Quarter                    7.25               5.63            0.06


     The stated high and low bid prices  reflect  inter-dealer  prices,  without
retail  mark-up,   markdown  or  commission,   and  may  not  represent   actual
transactions.

     On January 25, 2002, the closing price of the Shares on the Nasdaq Small-Cap Market was $14.00 per share. STOCKHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES.


              9. PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER

     We believe that the purchase of Shares is an attractive use of a portion of HCB Bancshares' available capital on behalf of our stockholders and is consistent with our long-term goal of increasing stockholder value. We believe we have adequate sources of capital to complete the share repurchase and pursue business opportunities.

     Our current capital base exceeds all applicable regulatory standards and the amount of capital needed to support the banking business. After evaluating a variety of alternatives to utilize more effectively our capital base and to attempt to maximize stockholder value, our management and board of directors believe that the purchase of Shares pursuant to this offer is a positive action that is intended to accomplish the desired objectives. Other actions previously employed, including periodic open market purchases of Shares and quarterly cash dividends, have enhanced stockholder value, but capital remains at high levels, and this affects our ability to produce desired returns for stockholders.

     This offer is designed to restructure our balance sheet in order to increase return on equity and earnings per share by reducing the amount of equity and the number of Shares outstanding. At the current market price of our Shares, we believe that the purchase of Shares pursuant to this offer is an attractive use of funds. Following the purchase of up to 377,866 Shares pursuant to this offer, we believe funds provided by earnings, combined with other sources of liquidity, will be fully adequate to meet our funding needs for the foreseeable future. Upon completion of this offer, we expect that HCB Bancshares and our wholly owned subsidiary bank, HEARTLAND Community Bank, will continue to maintain the highest regulatory standards for capital, which is designated as "well capitalized" under the prompt corrective action scheme enacted by the Federal Deposit Insurance Corporation Improvement Act of 1991.

     This offer will enable stockholders who are considering the sale of all or a portion of their Shares the opportunity to determine the price or prices, not greater than $14.75 nor less than $12.75 per share, at which they are willing to sell their Shares, and, if any Shares are sold pursuant to this offer, to sell those Shares for cash without the usual transaction costs associated with open-market sales. This offer may also give stockholders the opportunity to sell Shares at prices greater than market prices prevailing prior to the announcement of this offer. See Section 8. In addition, qualifying stockholders owning beneficially fewer than 100 Shares, whose Shares are purchased pursuant to this offer, not only will avoid the payment of brokerage commissions but will also avoid any applicable odd lot discounts to the market price typically charged by brokers for executing odd lot trades.

     Stockholders who do not tender their Shares pursuant to this offer and stockholders who otherwise retain an equity interest in HCB Bancshares as a result of a partial tender of Shares or a pro ration pursuant to Section 1 of this offer to purchase will continue to be owners of HCB Bancshares with the attendant risks and rewards associated with owning the equity securities of HCB Bancshares. As noted above, HCB Bancshares, following completion of this offer, will maintain the highest regulatory capital ranking. Consequently, we believe that stockholders will not be subject to materially greater risk as a result of the reduction of the capital base.

     Stockholders who determine not to accept this offer will realize a proportionate increase in their relative equity interest in HCB Bancshares and, thus, in HCB Bancshares' earnings and assets, subject to any risks resulting from our purchase of Shares and our ability to issue additional equity securities in the future. In addition, to the extent the purchase of Shares pursuant to this offer results in a reduction of the number of stockholders of record, our costs for services to stockholders may be reduced.

     If fewer than 377,866 Shares are purchased pursuant to this offer, we may repurchase the remainder of the Shares on the open market, in privately negotiated transactions or otherwise. In the future, we may determine to purchase additional Shares on the open market, in privately negotiated transactions, through one or more tender offers or otherwise. Any purchases may be on the same terms as, or on terms which are more or less favorable to stockholders than, the terms of this offer. However, Rule 13e-4 under the Exchange Act prohibits us and our affiliates from purchasing any Shares, other than pursuant to this offer, until at least ten business days after the expiration date of this offer. Any future purchases of Shares by HCB Bancshares would depend on many factors, including the market price of the Shares, our business and financial position, and general economic and market conditions.

     Shares we acquire pursuant to this offer will be restored to the status of authorized and unissued Shares, or placed in HCB Bancshares' treasury, and will be available for us to issue without further stockholder action, except as required by applicable law or the rules of the Nasdaq Small-Cap National Market or any other securities exchange on which the Shares are listed, for purposes including, but not limited to, the acquisition of other businesses, the raising of additional capital for use in our business and the satisfaction of obligations under existing or future employee benefit plans. We have no current plans for reissuance of the Shares repurchased pursuant to this offer.

     Neither HCB Bancshares nor our board of directors makes any recommendation to any stockholder as to whether to tender all or any Shares. Each stockholder must make his or her own decision whether to tender Shares and, if so, how many Shares to tender and at what price. Directors, officers and employees of HCB Bancshares who own Shares may participate in this offer on the same basis as our other stockholders. We have been advised that one director and one executive officer of HCB Bancshares intend to tender Shares pursuant to this offer; their tender of Shares is not intended to be a reflection of their views of HCB Bancshares or its long term prospects. We have also been advised that the HCB Bancshares, Inc. Employee Stock Ownership Plan Trust, the HCB Bancshares, Inc. 1998 Stock Option Plan Trust, the HCB Bancshares, Inc. Management Recognition Plan Trust, the Heartland Community Bank Executive Officers' Grantor Trust and the Heartland Community Bank Non-Employee Directors' Grantor Trust do not intend to tender any Shares pursuant to this offer.

                    10. INFORMATION CONCERNING HCB BANCSHARES

GENERAL

     HCB Bancshares, Inc. was incorporated under the laws of the State of Oklahoma in December 1996 at the direction of the Board of Directors of HEARTLAND Community Bank (the "Bank") for the purpose of serving as a savings institution holding company of the Bank, upon the acquisition of all of the capital stock issued by the Bank upon its conversion from mutual to stock form, which was completed on April 30, 1997 (the "Conversion").

     Prior to the Conversion, HCB Bancshares did not engage in any material operations. HCB Bancshares has had no significant assets other than the outstanding capital stock of the Bank, a portion of the net proceeds of the Conversion and notes receivable, one of which is from the Employee Stock Ownership Plan ("ESOP"). HCB Bancshares' principal business is the business of the Bank. At December 31, 2001, HCB Bancshares and the Bank, had consolidated total assets of $284.3 million, deposits of $165.2 million, and stockholders' equity of $30.5 million, or 10.7% of total assets.

     The Bank currently operates through six full service-banking offices located in Camden (2), Fordyce, Bryant, Sheridan and Monticello, Arkansas.

     The Bank's principal business consists of attracting deposits from the general public and investing those funds in loans collateralized by first mortgages on existing owner-occupied single-family residences in the Bank's primary market area, commercial and multi-family real estate loans and consumer loans and commercial business loans. The Bank also maintains a substantial investment portfolio of mortgage-related securities, nontaxable municipal securities, and U.S. government and agency securities.

     The Bank's net income is dependent primarily on its net interest income, which is the difference between interest income earned on its loans and its investment portfolio, and interest paid on customers' deposits and other borrowings. The Bank's net income is also affected by the level of noninterest income, such as service charges on customers' deposit accounts, net gains or losses on the sale of loans and securities and other fees. In addition, net income is affected by the level of noninterest expenses, which primarily consists of employee compensation expenses, occupancy expense, and other expenses.

     The financial condition and results of operations of the Bank, and the thrift and banking industries as a whole, are significantly affected by prevailing economic conditions, competition and the monetary and fiscal policies of governmental agencies. Lending activities are influenced by demand for and supply of credit, competition among lenders and the level of interest rates in the Bank's market area. The Bank's deposit flows and costs of funds are influenced by prevailing market rates of interest, primarily on competing investments, as well as account maturities and the levels of personal income and savings in the Bank's market area.

     As a federally chartered savings institution, the Bank is subject to extensive regulation by the Office of Thrift Supervision ("OTS"). The Bank's lending activities and other investments must comply with various federal regulatory requirements, and the OTS periodically examines the Bank for compliance with various regulatory requirements. The Bank's deposits are insured up to the maximum limits by the Savings Association Insurance Fund ("SAIF") administered by the Federal Deposit Insurance Corporation ("FDIC"). The FDIC also has the authority to conduct special examinations. The Bank must file reports with the OTS describing its activities and financial condition and is also subject to certain reserve requirements promulgated by the Board of Governors of the Federal Reserve System ("Federal Reserve Board").

     HCB Bancshares' and the Bank's executive offices are located at 237 Jackson Street, Camden, Arkansas 71701-3941, and its telephone number is (870) 836-6841.

RECENT DEVELOPMENTS

Comparison of Financial Condition at December 31, 2001 and June 30, 2001

     The Company had consolidated total assets of $284.3 million and $287.6 million at December 31, 2001 and June 30, 2001, respectively. During the six month period ended December 31, 2001 the Company experienced an increase in its consolidated loan portfolio from $131.7 million at June 30, 2001, to $133.1 million at December 31, 2001. During this same period, investments and mortgage-backed securities decreased from $120.1 million at June 30, 2001 to $116.5 million at December 31, 2001. While investments and mortgage-backed securities decreased $3.6 million for the six month period ended December 31, 2001, there were $11.8 million in paydowns, $5.1 million in sales of municipal securities, offset with purchases of $13.0 million and a $0.3 million increase in the market value of the securities.

     Deposits increased from $161.3 million at June 30, 2001 to $165.2 million at December 31, 2001. Although the Bank's level of deposits has been sufficient to provide for adequate liquidity, the deposit market remains competitive. The outstanding balances of FHLB borrowings decreased from $91.9 million at June 30, 2001, to $86.4 million at December 31, 2001.

     Stockholders' equity amounted to $30.5 million at December 31, 2001, and $31.9 million at June 30, 2001. The changes in equity were primarily due to net income offset by the purchase of treasury stock. At December 31, 2001, the Bank's regulatory capital exceeded all applicable regulatory capital requirements.

Comparison of Results of Operations for the Six Months Ended December 31, 2001 and 2000

     Net Income. Net income for the six months ended December 31, 2001 was approximately $539,000 compared to net income of approximately $176,000 for the six months ended December 31, 2000. Explanations of primary changes to income and expense items follow.

     Interest Income. Interest income for the six months ended December 31, 2001 decreased approximately $1,020,000 compared to the six months ended December 31, 2000. The decreases in interest income were due to decreases in both volume and rates on loans and investments, offset by higher volumes of other interest earning assets, primarily FHLB deposits.

     The yield on earning assets decreased 59 basis points for the six months ended December 31, 2001 compared to the six months ended December 31, 2000. The decrease in was primarily due to lower yields on investments and mortgage backed securities, followed by loans receivable, then other interest-earning assets. If interest rates continue to be low, this trend can be expected to continue as interest-earning assets reprice at lower market rates.

     Interest Expense. Interest expense for the six months ended December 31, 2001 decreased approximately $1,503,000 compared to the six months ended December 31, 2000. The decrease was primarily due to rate decreases in both deposits and FHLB advances, volume decreases in FHLB advances, offset by volume increases in deposits.

     The cost of interest-bearing liabilities decreased 97 basis points for the six months ended December 31, 2001 compared to the six months ended December 31, 2000. The decrease was primarily due to lower costs of deposits, lower costs and volumes of FHLB advances, offset by higher volumes of deposits. If interest rates continue to be low, this trend can be expected to continue as interest-bearing liabilities reprice at lower market rates.

     As a result of the above changes, net interest income for the six months ended December 31, 2001 increased approximately $483,000 compared to the six months ended December 31, 2000. The Company's net interest spread increased 38 basis points for the six months ended December 31, 2001 compared to the six months ended December 31, 2000.

     Provision for Loan and Investment Losses. The Bank made provisions for loan losses of $130,000 for the six months ended December 31, 2001. This provision reflects management's most recent review as of December 31, 2001. The allowance for loan losses of $1.5 million represented 1.02 percent of total gross outstanding loans at December 31, 2001, which compares to 0.99 percent at June 30, 2001. Nonperforming loans as of December 31, 2001, and June 30, 2001, as a percent of total gross outstanding loans, were 2.21% and 0.81% respectively. The increase was largely due to two loans to one borrower totaling $1.8 million, or 1.23% of total gross outstanding loans, which were over 90 days past due as of December 31, 2001. These loans were transferred to nonaccrual as of December 31, 2001, which had the effect of reducing interest income for the six months ended December 31, 2001, by approximately $67,000. Management is monitoring the loans closely and while management feels the collection of both principal and interest on the loans is highly likely, the timing of such payment is not certain.

     In addition, the Bank made a net provision for investment loss of $29,000 for the six months ended December 31, 2001, increasing the Bank's allowance for investment loss to $83,000 on two securities. As of December 31, 2001, the deterioration affected the credit support and not the principal or interest of the securities. However, if current trends continue, the credit support could be depleted and the securities principal and interest will be affected.

     Management evaluates the carrying value of the loan and investment portfolios periodically and the allowance is adjusted if necessary. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In particular, management recognizes that recent and planned changes in the amounts and types of lending by the Bank will result in further growth of the Bank's loan loss allowance and may justify further changes in the Bank's loan loss allowance policy in the future. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize changes to the allowance based upon their judgments and the information available to them at the time of their examination.

     Noninterest Income. Noninterest income is comprised primarily of service charges on deposit accounts, and gains on the sales of loans. Noninterest income for the six months ended December 31, 2001, was approximately $804,000 compared to approximately $655,000 for the six months ended December 31, 2000. The increase for the six month periods is primarily due to growth of the Bank's checking accounts resulting in increased service charges, and increases in the deposit account fee structure.

     Noninterest Expense. The major components of noninterest expense are salaries and employee benefits paid to or on behalf of the Company's employees and directors, occupancy expense for ownership and maintenance of the Company's buildings, furniture, and equipment, data processing expenses, advertising, and professional fees paid to consultants, attorneys, and accountants. Total noninterest expense for the six months ended December 31, 2001 was $3.51 million compared to $3.44 million for the six months ended December 31, 2000.

     Income Taxes. The effective income tax rate for the Company for the six months ended December 31, 2001 and 2000 was (6.5%) and (371.1%), respectively. Each rate includes both federal and Arkansas tax components. The variance in the effective rate from the expected statutory rate is due primarily to tax exempt interest.

     The tax benefits discussed above are due primarily to increases in net operating loss carryforwards for income tax reporting purposes. The corresponding deferred tax asset totals approximately $1.5 million as of December 31, 2001 and June 30, 2001, respectively. The recoverability of this asset is entirely contingent upon the production of taxable income for income tax reporting purposes. Management anticipates that the Company will produce such income in the near future based on management's current forecasts of earnings and management's tax and interest-rate risk planning strategy of selling available for sale tax exempt securities and reinvesting the proceeds into taxable income producing securities. The strategy does not anticipate significant taxable gains on the sale of the tax exempt securities, but rather a shift of nontaxable interest income to taxable interest income.

     On November 2, 2001, HCB Bancshares dismissed Deloitte & Touche, LLP ("Deloitte") as its independent auditors. On November 9, 2001, HCB Bancshares engaged BKD, LLP ("BKD") as its successor independent audit firm. The HCB Bancshares dismissal of Deloitte and engagement of BKD was recommended by the HCB Bancshares' Audit Committee and authorized and approved by HCB Bancshares' Board of Directors on November 2, 2001.

     Deloitte served as HCB Bancshares' independent accountants to audit HCB Bancshares' three most recent fiscal year ends. Deloitte's reports on HCB Bancshares' financial statements for each of those years (fiscal years ended June 30, 2001, 2000 and 1999) did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

     During HCB Bancshares' two most recent fiscal year ends (fiscal years ended June 30, 2001 and 2000) and the subsequent interim period from July 1, 2001 through November 2, 2001, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in their report on the financial statements for such years.


          Summary Unaudited Historical Consolidated Financial Data and
             Summary Unaudited Pro Forma Consolidated Financial Data

     The following summary unaudited historical consolidated financial data has been derived from the consolidated financial statements of HCB Bancshares. The data should be read in conjunction with the consolidated financial statements and notes thereto included in HCB Bancshares' Quarterly Report on Form 10-Q for the quarter ended December 31, 2001. Copies of this report may be obtained as described in Section 18 of this offer. The income statement data for the six months ended December 31, 2000 and 2001 and the balance sheet data as of December 31, 2001 have been derived from the unaudited condensed consolidated financial statements of HCB

Bancshares which, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and results of operations for such periods. Operating results for the six months ended December 31, 2001 are not necessarily indicative of the results that may be expected for the entire year ending June 30, 2002.

Balance Sheet Data:

                                                                                            Pro Forma as of
                                                                                ---------------------------------------
                                                                                    December 31, 2001 Assuming the
                                                                                             Repurchase of
                                                                                377,866 Shares at    377,866 Shares at
                                                            Historical as of    ------------------  -------------------
                                                             December 31,           $12.75 per          $14.75 per
                                                                 2001                 Share                Share
                                                            ----------------        ----------          -----------
                                                                        (In thousands, except share data)
                         ASSETS
Cash and cash equivalents..................................    $  17,079            $  12,261             $  11,505
Investment securities......................................      116,547              116,547               116,547
Loans receivable, net......................................      133,078              133,078               133,078
Other assets...............................................       17,568               17,568                17,568
                                                               ---------            ---------             ---------
   Total assets............................................    $ 284,272            $ 279,454             $ 278,698
                                                               =========            =========             =========

          LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits...................................................    $ 165,248            $ 165,248             $ 165,248
Federal Home Loan Bank Advances............................       86,381               86,381                86,381
Other liabilities..........................................        2,151                2,151                 2,151
                                                               ---------            ---------             ---------
   Total liabilities.......................................      253,780              253,780               253,780
                                                               ---------            ---------             ---------

Stockholders' equity:
Common stock, $.01 par value, 10,000,000 shares
 authorized, 2,645,000 shares issued, 1,779,329 shares
outstanding at December 31, 2001...........................           26                   26                    26
Additional paid-in capital.................................       25,894               25,894                25,894
Unearned ESOP shares.......................................         (952)                (952)                 (952)
Unearned MRP shares........................................         (135)                (135)                 (135)
Accumulated other comprehensive income.....................           73                   73                    73
Retained earnings..........................................       14,562               14,562                14,562
Treasury stock, at cost 865,671 shares at December 31,
2001   ....................................................       (8,976)             (13,794)              (14,550)
                                                               ---------            ---------             ---------
 Total stockholders' equity................................       30,492               25,674                24,918
                                                               ---------            ---------             ---------
   Total liabilities and stockholders' equity..............    $ 284,272            $ 279,454             $ 278,698
                                                               =========            =========             =========
Shares outstanding.........................................    1,889,329            1,511,463             1,511,463

                                                                                               Pro Forma for the
                                                             Historical                       Six Months Ended
                                                      for the Six Months Ended                December 31, 2001
                                                            December 31,                    Assuming the Repurchase of
                                                      --------------------------    -------------------------------------
                                                                                     377,866 Shares at  377,866 Shares at
                                                                                          $12.75 per        $14.75 per
                                                      2001                2000             Share             Share
                                                      -------           --------       -------------      -------------
                                                                         (In thousands, except share data)
Income Statement Data:

Interest income.................................      $ 9,210          $ 10,230           $ 9,113          $ 9,092
Interest expense................................        5,835             7,338             5,835            5,835
                                                      -------          --------             -----          -------
   Net interest income..........................        3,375             2,892             3,278            3,257
Provision for loan and investment
   losses.......................................          159               176               159              159

   Net interest income after provision
     for loan and investment losses............         3,216             2,716             3,119            3,098
Noninterest income.............................           804               655               804              804
Noninterest expense............................         3,514             3,436             3,514            3,514
                                                      -------          --------             -----          -------
   Income before income taxes..................           506               (65)              409              388
   Income tax benefit..........................           (33)             (241)              (66)             (73)
                                                      -------          --------             -----          -------
   Net income..................................       $   539          $    176          $    475          $   461
                                                      =======          ========          ========          =======


Selected Financial Ratios:

Earnings per share - basic.....................         $0.31             $0.09            $ 0.35            $0.34
Earnings per share - diluted...................         $0.30             $0.09             $0.33            $0.32
Return on average equity.......................          3.36%             1.20%             3.48%            3.48%
Book value per share at end of
period.........................................        $17.14            $16.50            $18.32           $17.78
Weighted average shares
   outstanding - diluted.......................     1,802,986         1,890,871         1,425,120        1,425,120

                              HCB BANCSHARES, INC.
               Notes to Unaudited Pro Forma Financial Information

(1) The pro forma financial information reflects the repurchase of 377,866 Shares at $12.75 and $14.75 per share, as appropriate.

(2) The balance sheet data gives effect to the purchase of Shares as of the balance sheet date. The income statement data give effect to the purchase of Shares as of the beginning of each period presented.

(3) No effect has been given to the cost incurred in connection with this offer. These costs are not expected to be material and will be capitalized as part of the cost of the Shares purchased.

(4) The book value per share calculation is based on the number of shares disclosed in the balance sheet information (1,779,329 shares as of December 31, 2001, which treats the 110,000 shares held in the Stock Option Trust as treasury shares).


                         11. SOURCE AND AMOUNT OF FUNDS

     Assuming that we purchase the maximum of 377,866 Shares pursuant to this offer at the highest price of $14.75 per share, the total amount required by us to purchase these Shares will be $5.6 million, exclusive of fees and other expenses. HCB Bancshares has sufficient cash available and will fund this purchase solely through cash on hand. There are no alternative financing arrangements or plans for the purchase of the Shares.


            12. INTEREST OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
                         ARRANGEMENTS CONCERNING SHARES

     As of January 25, 2002, HCB Bancshares had 1,889,329 Shares issued and outstanding, including 203,631 Shares owned by the HCB Bancshares, Inc. Employee Stock Ownership Plan Trust ("ESOP"), 110,000 Shares owned by the HCB Bancshares, Inc. 1998 Stock Option Plan Trust (the "SOP Trust"), 21,329 Shares owned by the HCB Bancshares, Inc. Management Recognition Plan Trust (the "MRP Trust"), 27,000 Shares owned by the HEARTLAND Community Bank Executive Officers' Grantor Trust (the "EOG Trust") and 2,900 Shares owned by the HEARTLAND Community Bank Non-Employee Directors' Grantor Trust (the "NDG Trust") and had reserved 250,170 Shares for issuance upon exercise of outstanding stock options. The 377,866 Shares that we are offering to purchase represent approximately 20% of the outstanding Shares. As of January 30, 2002, our directors and executive officers as a group, 10 persons, beneficially owned an aggregate of 350,617 Shares, including 204,848 Shares covered by currently exercisable options, representing approximately 17.67% of the outstanding Shares, assuming the exercise by such persons of their currently exercisable options and that, to the extent available, such shares are transferred upon the exercise of options to directors and executive officers from the SOP Trust while the remaining shares are newly issued. Directors, officers and employees of HCB Bancshares who own Shares may participate in this offer on the same basis as our other stockholders. We have been advised that Bruce D. Murry, a director, and William C. Lyon, an executive officer, intend to tender 1,322 Shares and 4,761 Shares, respectively, pursuant to this offer, at the purchase price determined by HCB Bancshares. Their tender of Shares is not intended to be a reflection of their views of HCB Bancshares or its long term prospects. We have been further advised that no other directors or executive officers intend to tender Shares pursuant to this offer. As of January 30, 2002, the ESOP held 203,631 Shares, the SOP Trust held 110,000 Shares, the MRP Trust held 21,329 Shares, the EOG Trust held 27,000 Shares, and the NDG Trust held 2,900 Shares, representing approximately 10.78%, 5.82%, 1.13%, 1.43% and 0.15%, respectively, of the outstanding Shares. We have been advised that the respective trustees of the ESOP, the SOP Trust, the MRP Trust, the EOG Trust and the NDG Trust do not intend to tender any Shares pursuant to this offer.

     Assuming we purchase 377,866 Shares pursuant to this offer and Bruce D. Murry and William C. Lyon tender Shares pursuant to this offer as anticipated, then after the purchase of Shares pursuant to this offer, our executive officers and directors as a group would own beneficially 344,534 Shares, representing approximately 21.45% of the outstanding Shares, assuming the exercise by these persons of their currently exercisable options and that, to the extent available, such shares are transferred upon the exercise of options to directors and executive officers from the SOP Trust while the remaining shares are newly issued. In addition, assuming the respective trustees of the ESOP, the SOP Trust, the MPR Trust, the EOG Trust and the NDG Trust do not tender any Shares pursuant to the offer, the ESOP, the SOP Trust, the MRP Trust, the EOG Trust and the NDG Trust would own approximately 13.47%, 7.28%, 1.41%, 1.79% and 0.19%, respectively, of the outstanding Shares. Neither HCB Bancshares, nor any subsidiary of HCB Bancshares nor, to the best of our knowledge, any of HCB Bancshares' directors and executive officers, nor any affiliate of any of the foregoing, had any transactions involving the Shares during the 60 days prior to the date hereof.

     Except for outstanding options to purchase Shares granted from time to time over recent years to certain directors and employees, including executive officers, of HCB Bancshares pursuant to our stock option plan, and except as otherwise described below, neither HCB Bancshares nor, to the best of our knowledge, any of our affiliates, directors or executive officers, or any of the directors or executive officers of any of its affiliates, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to this offer with respect to any securities of HCB Bancshares including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

     The following agreements, arrangements or understandings between HCB Bancshares, its executive officers or directors and any other person exists with respect to the Shares:

HCB BANCSHARES, INC. EMPLOYEE STOCK OWNERSHIP PLAN ("ESOP"). The ESOP trustee votes all allocated Shares in accordance with instructions of the participants. Unallocated Shares and Shares for which no instructions have been received, if any, are voted by the ESOP trustee in the same ratio as participants direct the voting of allocated Shares or, in the absence of such direction, as directed by HCB Bancshares' Board of Directors.

HCB BANCSHARES, INC. 1998 STOCK OPTION PLAN TRUST. The trustees of the SOP Trust vote the Shares in the same ratio as the unallocated ESOP Shares are voted.

HCB BANCSHARES, INC. MANAGEMENT RECOGNITION PLAN TRUST. The trustees of the MRP Trust vote the Shares in the same ratio as the unallocated ESOP Shares are voted.

HEARTLAND COMMUNITY BANK EXECUTIVE OFFICERS' GRANTOR TRUST. The trustees of the EOG Trust vote the Shares in the same ratio as the unallocated ESOP Shares are voted.

HEARTLAND COMMUNITY BANK NON-EMPLOYEE DIRECTORS' GRANTOR TRUST. The trustees of the NDG Trust vote the Shares in the same ratio as the unallocated ESOP Shares are voted.

STANDSTILL AGREEMENT. On August 29, 2001, HCB Bancshares entered into a Standstill Agreement (the "Standstill Agreement") with Stilwell Value Partners IV, L.P., Stilwell Associates, L.P., Stilwell Value LLC and Joseph Stilwell (collectively, the "Stilwell Group"), who own 150,850 shares of Common Stock, representing 7.98% of HCB Bancshares' outstanding Common Stock as of January 30, 2002. The Standstill Agreement provides for a term of five (5) years. Under the Standstill Agreement, HCB Bancshares agreed to expand its Board of Directors by one member and to appoint to the Board a director to be proposed by Mr. Stilwell and reasonably determined by HCB Bancshares to be qualified to serve as a director. Pursuant to the Standstill Agreement, John G. Rich was appointed to the class of directors of HCB Bancshares whose terms expire at the 2003 Annual Meeting of Stockholders. Mr. Rich also serves on the Audit Committee of the Board of Directors and on the Board of Directors of the Bank. Under the Standstill Agreement, Mr. Rich is entitled to receive the identical compensation and benefits paid to the two newest non-employee directors of HCB Bancshares and agreed not to accept any incentive or compensation from the Stilwell Group that would influence his recommendation that HCB Bancshares enter a transaction for the sale of HCB Bancshares or any other significant initiative affecting HCB Bancshares and its Stockholders. If Mr. Rich ceases to be a member of the Board due to his resignation, removal for cause or death or because he is not renominated for election, the Stilwell Group will be entitled to replace Mr. Rich.

     In addition, HCB Bancshares has agreed to adopt a target to achieve a return on equity greater than the average for all publicly traded thrifts (excluding mutual holding companies) as published by SNL Securities for the fiscal year beginning July 1, 2002 and every year thereafter. So long as HCB Bancshares is successful in meeting this target, the Stilwell Group has agreed not to solicit proxies from stockholders to elect persons to the Board of Directors or to approve shareholder proposals, interfere with the operational decisions of HCB Bancshares, or make any public statement critical of HCB Bancshares, its Board or management. In addition, so long as the return on equity target is achieved, the Stilwell Group has agreed to fully support the independence of HCB Bancshares and to vote its shares for the Board's nominees for election to the Board of Directors and otherwise in accordance with the recommendation of the Board of Directors. If HCB Bancshares fails to meet the return on equity target, it has agreed to retain an investment banking firm to help the Board evaluate alternatives to maximize shareholder value. The Standstill Agreement terminates immediately if the Stilwell Group's beneficial ownership falls below 5% of HCB Bancshares' outstanding Common Stock, Stilwell Value Partners IV, L.P., Stilwell Associates, L.P. or Stilwell Value LLC fail to exist as legal entities due to dissolution, merger or other transaction, the death or incapacity of Joseph Stilwell or in the event of an acquisition of more than 50% of HCB Bancshares' voting stock resulting from a merger or acquisition transaction.

EMPLOYMENT AGREEMENTS. HCB Bancshares and the Bank maintain separate employment agreements (the "Employment Agreements") with Cameron D. McKeel who as of December 16, 1999 became President and Chief Executive Officer of HCB Bancshares and Bank and Vida H. Lampkin, who served as President and Chief Executive
Officer of the Bank and HCB Bancshares until December 16, 1999 and currently serves as Chairman of the Board (together, the "Employees"). In such capacities, the Employees are responsible for overseeing all operations of the Bank and HCB Bancshares, and for implementing the policies adopted by the Board of Directors. Such Boards believe that the Employment Agreements assure fair treatment of the Employees in relation to their careers with HCB Bancshares and the Bank by assuring them of some financial security.

     The Employment Agreements provide for terms of one year and an annual base salary of $103,935 and $114,150 for Mr. McKeel and Mrs. Lampkin, respectively. On each anniversary date of the Employment Agreements' effective date (the "Effective Date"), the term of employment will be extended for an additional one-year period beyond the then effective expiration date, upon a determination by the Board of Directors that the performance of the Employee has met the required performance standards and that the Employee's respective Employment Agreement should be extended. The Employment Agreements provide each Employee with a salary review by the Boards of Directors not less often than annually, as well as with inclusion in any discretionary bonus plans, retirement and medical plans, customary fringe benefits, vacation and sick leave. Each Employment Agreement will terminate upon the Employee's death, may terminate upon the Employee's disability and is terminable by the Bank for "just cause" (as defined in the Employment Agreements). In the event of termination for "just cause," no severance benefits are available. In the event of (i) the Employee's involuntary termination of employment for any reason other than "just cause" or (ii) the Employee's voluntary termination within 90 days of the occurrence of a "good reason" (as defined in the Employment Agreements), the Employee will be entitled to receive (a) his or her salary up to the Employment Agreements' expiration date (the "Expiration Date") plus an additional 12-month salary, (b) a put option requiring the Bank or HCB Bancshares to purchase Common Stock held by the Employee to the extent that it is not readily tradable on an established securities market, and (c), at the Employee's election, either cash in an amount equal to the cost of benefits the Employee would have been eligible to participate in through the Expiration Date or continued participation in the benefits plans through the Expiration Date. If the Employment Agreements are terminated due to the Employee's "disability" (as defined in the Employment Agreements), the Employee will be entitled to a continuation of his or her salary and benefits through the date of such termination, including any period prior to the establishment of the Employee's disability. In the event of the Employee's death during the term of the Employment Agreements, his or her estate will be entitled to receive his or her salary through the last day of the calendar month in which the Employee's death occurred. The Employee is able to voluntarily terminate his or her Employment Agreements by providing 90 days' written notice to the Boards of Directors of the Bank and HCB Bancshares, in which case the Employee is entitled to receive only his or her compensation, vested rights and benefits up to the date of termination.

     In the event of (i) a "change in control," or (ii) the Employees' termination for a reason other than just cause during the "protected period (as defined in the Employment Agreements)," the Employees will be paid within 10 days following the later to occur of such events an amount equal to the difference between (i) 2.99 times their "base amount," as defined in Section 280G(b)(3) of the Internal Revenue Code, and (ii) the sum of any other parachute payments, as defined under Section 280G(b)(2) of the Internal Revenue Code, that the Employee receives on account of the change in control. "Change in control" generally refers to (i) the acquisition, by any person or entity, of the ownership or power to vote more than 25% of the Bank's or Company's voting stock, (ii) the transfer by the Bank of substantially all of its assets to a corporation which is not an "affiliate" (as defined in the Employment Agreements), (iii) a sale by the Bank or HCB Bancshares of substantially all the assets of an affiliate which accounts for 50% or more of the controlled group's assets immediately prior to such sale, (iv) the replacement of a majority of the existing board of directors by the Bank or HCB Bancshares in connection with an initial public offering, tender offer, merger, exchange offer, business combination, sale of assets or contested election, or (v) a merger of the Bank or HCB Bancshares which results in less than seventy percent (70%) of the outstanding voting securities of the resulting corporation being owned by former stockholders of HCB Bancshares or the Bank. The Employment Agreements provide that within 10 business days of a change in control, the Bank shall fund, or cause to be funded, a trust in the amount of 2.99 times the Employee's base amount, that will be used to pay the Employee amounts owed to the Employee. The aggregate payments that would be made to the Employees, assuming their termination of employment under the foregoing circumstances at June 30, 2001, would have been approximately $318,630 and $348,637 for Mr. McKeel and Mrs.
Lampkin, respectively. These provisions may have an anti-takeover effect by making it more expensive for a potential acquiror to obtain control of HCB Bancshares. In the event that the Employee prevails over HCB Bancshares and the Bank in a legal dispute as to the Employment Agreements, the Employee will be reimbursed for his or her legal and other expenses.

     Directors' Retirement Plan. The Bank's Board of Directors adopted a directors' retirement plan, effective June 13, 1996, for directors who are or were members of the Board of Directors at any time on or after the plan's effective date, provided that an employee who becomes a director after June 30, 1996 will not become a participant unless the Board of Directors adopts a specific resolution to that effect. On the first day of each calendar month, each participant who is a director on said date, with the exception of Directors Lampkin and McKeel, has his or her account credited with an amount equal to the product of $158.33 and the Safe Performance Factor for the preceding fiscal year. With the exception of Directors Lampkin and McKeel, the aggregate principal credits to a director's account may not exceed $38,000. The Safe Performance Factor is between 0 and 1.2 and is determined annually by the Board taking into consideration HCB Bancshares' performance as compared to targets set for the fiscal year. In addition, each participant's account is credited with a rate of return, on any vested amounts previously credited, equal to any appreciation or depreciation determined according to the participant's investment election. Amounts credited to the accounts of participants other than Directors Lampkin and McKeel will be fully vested at all times. The amounts credited to Director Lampkin and Director McKeel become vested at the rate of 1.18% for each full month of service as a director, starting with 15% vested interest on January 1, 1996, and becoming fully vested after 72 or more months of service after January 1, 1996.

     Upon a non-employee director's termination of service on the Board due to death, disability, or mandatory retirement due to age restrictions, the director's account will be credited with an amount equal to the difference between $38,000 and the amount previously credited to her or his account, exclusive of investment returns. In the event of Director Lampkin's or Director McKeel's disability or death prior to her or his attainment of 50% vesting, the vested percentage on her or his account will be increased to 50%. If Director Lampkin's or Director McKeel's service on the Board is terminated for any reason other than "just cause" following a change in control, the vested percentage of her or his account will become 100%. Distribution of account balances will be made in cash, over a ten-year period, unless the participant elects to receive a lump sum or annual installments over a period of less than ten years. If a participant dies before receiving all benefits payable under the plan, distribution will be made to her or his beneficiary or, in the absence of a beneficiary, to her or his estate, in a lump sum, unless the participant has elected to have the distribution made in installments over a period of up to ten years. Benefits under the Directors' Plan are non-transferable. The Bank will pay all benefits in cash from its general assets, and has established a trust in order to hold assets with which to pay benefits. Trust assets will be subject to the claims of the Bank's general creditors. In the event a participant prevails over the Bank in a legal dispute as to the terms or interpretation of the Directors' Plan, he or she will be reimbursed for his or her legal and other expenses.

     Except as disclosed in this offer, HCB Bancshares, its directors and executive officers have no current plans or proposals which relate to or would result in:

     o the acquisition by any person of additional securities of HCB Bancshares or the disposition of securities of HCB Bancshares;

     o    an   extraordinary   corporate   transaction,   such   as  a   merger,
          reorganization or liquidation, involving HCB Bancshares or any of our subsidiaries;

     o a purchase, sale or transfer of a material amount of assets of HCB Bancshares or any of our subsidiaries;

     o any change in the present board of directors or management of HCB Bancshares;

     o any material change in the present dividend rate or policy, or indebtedness or capitalization of HCB Bancshares;

     o any other material change in HCB Bancshares' corporate structure or business;

     o any change in our certificate of incorporation or bylaws or any actions which may impede the acquisition of control of HCB Bancshares by any person;

     o a class of equity security of HCB Bancshares being delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotations system operated by the National Securities Association;

     o a class of equity securities of HCB Bancshares becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or

     o the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act.

         The following table sets forth as of January 25, 2002 certain information regarding the Shares beneficially owned by HCB Bancshares and its directors and executive officers.

            Beneficial Owner                   Shares Beneficially Owned            % of Total Shares Outstanding
            ----------------                   -------------------------            -----------------------------
PLANS:
-----
HCB Bancshares, Inc. Employee                          203,631(1)                              10.78%
Stock Ownership Plan

HCB Bancshares, Inc. 1998                              110,000(2)                               5.82
Stock Option Plan Trust

HCB Bancshares, Inc. Management                        21,329(3)                                1.13
Recognition Plan Trust

HEARTLAND Community Bank                               27,000(4)                                1.43
Executive Officers' Grantor Trust

HEARTLAND Community Bank Non-Employee                   2,900(5)                                0.15
Directors' Grantor Trust

DIRECTORS:
----------

Vida H.  Lampkin                                       88,546(6)                                4.69
Chairman of the Board

Cameron D.  McKeel                                     66,584(7)                                3.52
Director, President and
Chief Executive Officer

Bruce D.  Murry                                        23,116(8)                                1.22
Director

Clifford Steelman                                      42,194(9)                                2.23
Director

F.  Michael Akin                                          500                                   0.03
Director

Carl E.  Parker, Jr.                                   45,194(10)                               2.39
Director

John G. Rich                                             0(11)                                  0.00
Director

EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS:
-----------------------------------------

William C.  Lyon                                       54,672(12)                               2.89
Senior Vice President and Chief Lending
Officer

Scott A.  Swain                                        7,660(13)                                0.41
Senior Vice President and Chief
Financial Officer

Paula J.  Bergstrom                                    22,151(14)                               1.17
Senior Vice President Administration
and Secretary


(1) These shares are held in a suspense account for future allocation among participating employees as the loan used to purchase the shares is repaid. The ESOP trustee, Regions Bank, Little Rock, Arkansas, votes all allocated shares in accordance with instructions of the participants. Unallocated shares and shares for which no instructions have been received, if any, are voted by the ESOP trustee in the same ratio as participants direct the voting of allocated shares or, in the absence of such direction, as directed by HCB Bancshares' Board of Directors. As of January 25, 2002, 76,671 shares had been allocated and 126,960 shares were unallocated.
(2) Such shares are voted by the trustees, Directors Akin, Murry, Parker and Steelman, in the same ratio as the unallocated ESOP shares are voted.
(3) Such shares are voted by the trustees, Directors Akin, Murry, Parker and Steelman, in the same ratio as the unallocated ESOP shares are voted.
(4) Such shares are voted by the trustees, Directors Akin, Murry, Parker and Steelman, in the same ratio as the unallocated ESOP shares are voted.
(5) Such shares are voted by the trustees, Directors Akin, Murry, Parker and Steelman, in the same ratio as the unallocated ESOP shares are voted.
(6) Includes 50,784 shares that Mrs. Lampkin has the right to acquire pursuant to options exercisable within 60 days of January 25, 2002.
(7) Includes 47,612 shares that Mr. McKeel has the right to acquire pursuant to options exercisable within 60 days of January 25, 2002.
(8) Includes 15,872 shares that Mr. Murry has the right to acquire pursuant to options exercisable within 60 days of January 25, 2002.
(9) Includes 15,872 shares that Mr. Steelman has the right to acquire pursuant to options exercisable within 60 days of January 25, 2002.
(10) Includes 15,872 shares that Mr. Parker has the right to acquire pursuant to options exercisable within 60 days of January 25, 2002.
(11) Mr. Rich was appointed to the Board of Directors pursuant to the Standstill Agreement as discussed above. Based upon a Schedule 13 D/A, filed October 23, 2001, filed jointly by Joseph Stilwell, Stilwell Value Partners IV, L.P., Stilwell Associates, L.P. and Stilwell Value LLC (collectively, the "Group"), the Group is the beneficial owner of 150,850 Shares. The Schedule 13 D/A reported that each member of the Group shared voting and investment power with respect to all 150,850 Shares reported as beneficially owned.
(12) Includes 43,296 shares that Mr. Lyon has the right to acquire pursuant to options exercisable within 60 days of January 25, 2002.
(13) Includes 6,660 shares that Mr. Swain has the right to acquire pursuant to options exercisable within 60 days of January 25, 2002.
(14) Includes 8,880 shares that Ms. Bergstrom has the right to acquire pursuant to options exercisable within 60 days of January 25, 2002.

               13. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES;
                       REGISTRATION UNDER THE EXCHANGE ACT

     HCB Bancshares' purchase of Shares pursuant to this offer will reduce the number of Shares that might otherwise be traded publicly and may reduce the number of stockholders. Nonetheless, we anticipate that there will be a sufficient number of Shares outstanding and publicly traded following consummation of this offer to ensure a continued trading market for the Shares. Based upon published guidelines of the Nasdaq Small-Cap Market, we believe that following our purchase of Shares pursuant to this offer, our remaining Shares will continue to qualify to be quoted on the Nasdaq Small-Cap Market.

     The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit to their customers using such Shares as collateral. We believe that, following the purchase of Shares pursuant to this offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

     The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and the SEC and comply with SEC's proxy rules in connection with meetings of our stockholders.

                     14. LEGAL MATTERS; REGULATORY APPROVALS

     We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acquisition of Shares as contemplated herein or of any approval or other action by, or any filing with, any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by us as contemplated herein. Should any approval or other action be required, we presently contemplate that the approval or other action will be sought. We are unable to predict whether we may determine that we are required to delay the acceptance for payment of or payment for Shares tendered pursuant to this offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any approval or other action might not result in adverse consequences to our business. Our obligations under this offer to accept for payment and pay for Shares is subject to certain conditions. See Section 7.

                       15. FEDERAL INCOME TAX CONSEQUENCES

     GENERAL. The following is a discussion of the material United States federal income tax consequences to stockholders with respect to a sale of Shares pursuant to this offer. The discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations, Internal Revenue Service rulings and judicial decisions, all in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect, by subsequent legislative, judicial or administrative action. The discussion does not address all aspects of United States federal income taxation that may be relevant to a particular stockholder in light of the stockholder's particular circumstances or to certain types of holders subject to special treatment under the United States federal income tax laws, such as certain financial institutions, tax-exempt organizations, life insurance companies, dealers in securities or currencies, employee benefit plans or stockholders holding the Shares as part of a conversion transaction, as part of a hedge or hedging transaction, or as a position in a straddle for tax purposes. In addition, the discussion below does not consider the effect of any foreign, state, local or other tax laws that may be applicable to particular stockholders. The discussion assumes that the Shares are held as "capital assets" within the meaning of
Section 1221 of the Internal Revenue Code. We have neither requested nor obtained a written opinion of counsel or a ruling from the IRS with respect to the tax matters discussed below.

         EACH STOCKHOLDER SHOULD CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO THAT STOCKHOLDER TENDERING SHARES PURSUANT TO THE OFFER AND THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS AND RECENT CHANGES IN APPLICABLE TAX LAWS.

     CHARACTERIZATION OF THE SURRENDER OF SHARES PURSUANT TO THE OFFER. The surrender of Shares by a stockholder to HCB Bancshares pursuant to this offer will be a taxable transaction for United States federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. The United States federal income tax consequences to a stockholder may vary depending upon the stockholder's particular facts and circumstances. Under
Section 302 of the Internal Revenue Code, the surrender of Shares by a stockholder to HCB Bancshares pursuant to this offer will be treated as a "sale or exchange" of Shares for United States federal income tax purposes, rather than as a distribution by HCB Bancshares with respect to the Shares held by the tendering stockholder, if the receipt of cash upon surrender (i) is "substantially disproportionate" with respect to the stockholder, (ii) results in a "complete redemption" of the stockholder's interest in HCB Bancshares, or
(iii) is "not essentially equivalent to a dividend" with respect to the stockholder, each as described below.

     If any of the above three tests is satisfied, and the surrender of the Shares is therefore treated as a "sale or exchange" of Shares for United States federal income tax purposes, the tendering stockholder will recognize gain or loss equal to the difference between the amount of cash received by the stockholder and the stockholder's tax basis in the Shares surrendered pursuant to this offer. Any gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the Shares have been held for more than one year.

     If none of the above three tests is satisfied, the tendering stockholder will be treated as having received a distribution by HCB Bancshares with respect to the stockholder's Shares in an amount equal to the cash received by the stockholder pursuant to this offer. The distribution will be treated as a dividend taxable as ordinary income to the extent of HCB Bancshares' current or accumulated earnings and profits for tax purposes. The amount of the distribution in excess of HCB Bancshares' current or accumulated earnings and profits will be treated as a return of the stockholder's tax basis in the
Shares, and then as gain from the sale or exchange of the Shares. If a stockholder is treated as having received a distribution by HCB Bancshares with respect to his or her Shares, the stockholder's tax basis in his or her remaining Shares will generally be adjusted to take into account the stockholders' basis in the Shares tendered.

     CONSTRUCTIVE OWNERSHIP. In determining whether any of the three tests under
Section 302 of the Internal Revenue Code is satisfied, stockholders must take into account not only the Shares that are actually owned by the stockholder, but also Shares that are constructively owned by the stockholder within the meaning of Section 318 of the Internal Revenue Code. Under Section 318 of the Code, a stockholder may constructively own Shares actually owned, and in some cases constructively owned, by certain related individuals or entities and Shares that the stockholder has the right to acquire by exercise of an option or by conversion. Contemporaneous dispositions or acquisitions of Shares by a stockholder and related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether any of the three tests under Section 302 of the Internal Revenue Code has been satisfied.

     PRO RATION. Each stockholder should be aware that because pro ration may occur in this offer, even if all the Shares actually and constructively owned by a stockholder are tendered pursuant to this offer, fewer than all of these Shares may be purchased by HCB Bancshares. Thus, pro ration may affect whether the surrender by a stockholder pursuant to this offer will meet any of the three tests under Section 302 of the Code. See Section 6 for information regarding each stockholder's option to make a conditional tender of a minimum number of Shares. A stockholder should consult his or her own tax advisor regarding whether to make a conditional tender of a minimum number of Shares, and the appropriate calculation thereof.

     SECTION 302 TESTS. The receipt of cash by a stockholder will be "substantially disproportionate" if the percentage of the outstanding Shares in HCB Bancshares actually and constructively owned by the stockholder immediately following the surrender of Shares pursuant to this offer is less than 80% of the percentage of the outstanding Shares actually and constructively owned by the stockholder immediately before the sale of Shares pursuant to this offer. Stockholders should consult their tax advisors with respect to the application of the "substantially disproportionate" test to their particular situation. The receipt of cash by a stockholder will be a "complete redemption" if either (i) the stockholder owns no Shares in HCB Bancshares either actually or constructively immediately after the Shares are surrendered pursuant to this offer, or (ii) the stockholder actually owns no Shares in HCB Bancshares immediately after the surrender of Shares pursuant to this offer and, with respect to Shares constructively owned by the stockholder immediately after this offer, the stockholder is eligible to waive, and effectively waives, constructive ownership of all such Shares under procedures described in Section 302(c) of the Internal Revenue Code. A director, officer or employee of HCB Bancshares is not eligible to waive constructive ownership under the procedures described in Section 302(c) of the Internal Revenue Code.

     Even if the receipt of cash by a stockholder fails to satisfy the "substantially disproportionate" test or the "complete redemption" test, a stockholder may nevertheless satisfy the "not essentially equivalent to a dividend" test if the stockholder's surrender of Shares pursuant to this offer results in a "meaningful reduction" in the stockholder's interest in HCB Bancshares. Whether the receipt of cash by a stockholder will be "not essentially equivalent to a dividend" will depend upon the individual stockholder's facts and circumstances. The IRS has indicated in published rulings that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a "meaningful reduction." Stockholders expecting to rely upon the "not essentially equivalent to a dividend" test should consult their own tax advisors as to its application in their particular situation.

     CORPORATE STOCKHOLDER DIVIDEND TREATMENT. If a sale of Shares by a corporate stockholder is treated as a dividend, the corporate stockholder may be entitled to claim a deduction equal to 70% of the dividend under Section 243 of the Internal Revenue Code, subject to applicable limitations. Corporate stockholders should, however, consider the effect of Section 246(c) of the Internal Revenue Code, which disallows the 70% dividends-


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

received deduction with respect to stock that is held for 45 days or less. For this purpose, the length of time a taxpayer is deemed to have held stock may be reduced by periods during which the taxpayer's risk of loss with respect to the stock is diminished by reason of the existence of certain options or other transactions. Moreover, under Section 246A of the Internal Revenue Code, if a corporate stockholder has incurred indebtedness directly attributable to an investment in Shares, the 70% dividends-received deduction may be reduced.

     In addition, amounts received by a corporate stockholder pursuant to this offer that are treated as a dividend may constitute an "extraordinary dividend"" under Section 1059 of the Internal Revenue Code. The "extraordinary dividend" rules of the Internal Revenue Code are highly complicated. Accordingly, any corporate shareholder that might have a dividend as a result of the sale of Shares pursuant to this offer should review the "extraordinary dividend" rules to determine the applicability and impact of such rules to it.

     ADDITIONAL TAX CONSIDERATIONS. The distinction between long-term capital gains and ordinary income is relevant because, in general, individuals currently are subject to taxation at a reduced rate on their "net capital gain," which is the excess of net long-term capital gains over net short-term capital losses, for the year. Tax rates on long-term capital gain for individual shareholders vary depending on the shareholders' income and holding period for the Shares. In general, reduced tax rates apply to gains recognized by an individual from the sale of capital assets held for more than one year, currently 20 percent or less.

     Stockholders are urged to consult their own tax advisors regarding any possible impact on their obligation to make estimated tax payments as a result of the recognition of any capital gain, or the receipt of any ordinary income, caused by the surrender of any Shares to HCB Bancshares pursuant to this offer.

     FOREIGN STOCKHOLDERS. HCB Bancshares will withhold United States federal income tax at a rate of 30% from gross proceeds paid pursuant to this offer to a foreign stockholder or his agent, unless we determine that a reduced rate of withholding is applicable pursuant to a tax treaty or that an exemption from withholding is applicable because the gross proceeds are effectively connected with the conduct of a trade or business by the foreign stockholder within the United States. For this purpose, a foreign stockholder is any stockholder that is not (i) a citizen or resident of the United States, (ii) a domestic corporation or domestic partnership, (iii) an estate the income of which from sources without the United States is effectively connected with the conduct of a trade or business within the United States, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust, and one or more United States persons have the authority to control all substantial decisions of the trust. Without definite knowledge to the contrary, we will determine whether a stockholder is a foreign stockholder by reference to the stockholder's address. A foreign stockholder may be eligible to file for a refund of the tax or a portion of the tax if the stockholder (i) meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" tests described above, (ii) is entitled to a reduced rate of withholding pursuant to a treaty and HCB Bancshares withheld at a higher rate, or (iii) is otherwise able to establish that no tax or a reduced amount of tax was due. In order to claim an exemption from withholding on the ground that gross proceeds paid pursuant to this offer are effectively connected with the conduct of a trade or business by a foreign stockholder within the United States or that the foreign stockholder is entitled to the benefits of a tax treaty, the foreign stockholder must deliver to the depositary, or other person who is otherwise required to withhold United States tax, a properly executed statement claiming such exemption or benefits. These statements may be obtained from the depositary. Foreign stockholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption and the refund procedures.

     BACKUP WITHHOLDING. See Section 3 with respect to the application of the United States federal income tax backup withholding.

     THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT APPLY TO SHARES ACQUIRED IN CONNECTION WITH THE EXERCISE OF STOCK OPTIONS OR PURSUANT TO OTHER COMPENSATION ARRANGEMENTS WITH HCB BANCSHARES. THE TAX CONSEQUENCES OF A SALE PURSUANT TO THE OFFER MAY VARY DEPENDING UPON, AMONG OTHER THINGS, THE PARTICULAR CIRCUMSTANCES OF THE TENDERING STOCKHOLDER. NO INFORMATION IS PROVIDED HEREIN TO THE STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF THE TRANSACTION CONTEMPLATED BY THE OFFER. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS TO DETERMINE THE PARTICULAR FEDERAL,

STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF TENDERING SHARES PURSUANT TO THE OFFER AND THE EFFECT OF THE STOCK OWNERSHIP ATTRIBUTION RULES DESCRIBED ABOVE.

             16. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENTS

     HCB Bancshares expressly reserves the right, in our sole discretion and at any time or from time to time, to extend the period of time during which this offer is open by giving oral or written notice of the extension to the depositary and making a public announcement thereof. There can be no assurance, however, that the we will exercise our right to extend this offer. During any extension, all Shares previously tendered will remain subject to this offer, except to the extent that Shares may be withdrawn as set forth in Section 4. We also expressly reserve the right, in our sole discretion, (i) to terminate this offer and not accept for payment any Shares not previously accepted for payment or, subject to Rule 13e-4(f)(5) under the Exchange Act which requires us either to pay the consideration offered or to return the Shares tendered promptly after the termination or withdrawal of this offer, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 7 hereof, by giving oral or written notice of such termination or postponement to the depositary and making a public announcement thereof and (ii) at any time, or from time to time, to amend this offer in any respect. Amendments to this offer may be effected by public announcement. Without limiting the manner in which we may choose to make public announcement of any extension, termination or amendment, we shall have no obligation, except as otherwise required by applicable law, to publish, advertise or otherwise communicate any such public announcement, other than by making a release to the Dow Jones News Service, except in the case of an announcement of an extension of this offer, in which case we shall have no obligation to publish, advertise or otherwise communicate the announcement other than by issuing a notice of the extension by press release or other public announcement, which notice shall be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Material changes to information previously provided to holders of the Shares in this offer or in documents furnished subsequent thereto will be disseminated to holders of Shares in compliance with Rule 13e-4(e)(3) promulgated by the SEC under the Exchange Act. If we materially change the terms of this offer or the information concerning this offer, or if we waive a material condition of this offer, we will extend this offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Those rules require that the minimum period during which an offer must remain open following material changes in the terms of this offer or information concerning this offer, other than a change in price, change in dealer's soliciting fee or change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of the terms or information. In a published release, the SEC has stated that in its view, an offer should remain open for a minimum of five business days from the date that notice of a material change is first published, sent or given. The offer will continue or be extended for at least ten business days from the time we publish, send or give to holders of Shares a notice that we will (a) increase or decrease the price we will pay for Shares or the amount of the information agent/dealer manager's soliciting fee or (b) increase, except for an increase not exceeding 2% of the outstanding Shares, or decrease the number of Shares we seek.

                       17. SOLICITATION FEES AND EXPENSES

     Keefe, Bruyette & Woods, will act as the Dealer Manager and Information Agent for HCB Bancshares in connection with this offer. Keefe, Bruyette & Woods as Information Agent, may contact stockholders by mail, telephone, facsimile, telex, telegraph, other electronic means and personal interviews, and may request brokers, dealers and other nominee stockholders to forward materials relating to this offer to beneficial owners. HCB Bancshares has agreed to pay Keefe, Bruyette & Woods an advisory fee of $25,000 and, upon acceptance for and payment of Shares pursuant to this offer, a total of $.10 per share purchased by HCB Bancshares pursuant to this offer. Keefe, Bruyette & Woods will also be reimbursed for certain out-of-pocket expenses. Keefe will also be indemnified against certain liabilities, including liabilities under the federal securities laws, in connection with this offer.

     Keefe, Bruyette & Woods has rendered, is currently rendering and may continue to render various investment banking and other advisory services to HCB Bancshares. It has received, and may continue to receive, customary compensation from HCB Bancshares for these services.

     We have retained Registrar and Transfer Company as Depositary in connection with this offer. The Depositary will receive reasonable and customary
compensation   for  its  services  and  will  also  be  reimbursed  for
certain out-of-pocket expenses. HCB Bancshares has agreed to indemnify the Depositary against certain liabilities, including certain liabilities under the federal securities laws, in connection with this offer. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with this offer.

     We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to this offer, other than the fee of the Dealer Manager. HCB Bancshares will, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and customary handling and mailing expenses incurred by them in forwarding materials relating to this offer to their customers.

                 18. WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

     HCB Bancshares is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the SEC relating to our business, financial condition and other matters. Certain information as of particular dates concerning our directors and officers, their remuneration, options granted to them, the principal holders of HCB Bancshares' securities and any material interest of these persons in transactions with HCB Bancshares is filed with the SEC. We have also filed an Issuer Tender offer Statement on Schedule TO with the SEC, which includes certain additional information relating to this offer. These reports, as well as such other material, may be inspected and copies may be obtained at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C., and should also be available for inspection and copying at the regional offices of the SEC located at 233 Broadway, New York, New York, 10279 and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of this material may be obtained by mail, upon payment of the SEC's customary fees, from the SEC's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. HCB Bancshares' Schedule TO may not be available at the SEC's regional offices. The Securities and Exchange Commission also maintains an internet address ("web site") that contains reports, proxy and information statements and other information regarding registrants, including HCB Bancshares, that file electronically with the Securities and Exchange Commission. The address for this web site is "http://www.sec.gov."

     The offer is being made to all holders of Shares. HCB Bancshares is not aware of any state where the making of this offer is prohibited by administrative or judicial action pursuant to a valid state statute. If we become aware of any valid state statute prohibiting the making of this offer, we will make a good faith effort to comply with the statute. If, after such good faith effort, we cannot comply with the statute, this offer will not be made to, nor will tenders be accepted from or on behalf of, holders of Shares in that state. In those jurisdictions whose securities, blue sky or other laws require this offer to be made by a licensed broker or dealer, this offer shall be deemed to be made on behalf of HCB Bancshares by the Dealer Manager/Information Agent or one or more registered brokers or dealers licensed under the laws of these jurisdictions.

                                            HCB BANCSHARES, INC.

January 31, 2002

     The dealer manager and information agent for this offer is:

KEEFE, BRUYETTE & WOODS, INC.
211 Bradenton Drive
Dublin, Ohio 43017-5034
Telephone: (877) 298-6520 (toll free)

     Any questions concerning tender procedures or requests for additional copies of this offer, the letter of transmittal, notice of guaranteed delivery or other tender offer materials may be directed to the Dealer Manager/Information Agent.


         The depositary for this Offer is:

                         REGISTRAR AND TRANSFER COMPANY


By Mail or By                          For Assistance:                      By Hand:
Overnight Courier:                     (800) 368-5948                       c/o The Depository Trust Co.
10 Commerce Drive                                                           Transfer Agent Drop
Cranford, NJ 07016-3572                                                     55 Water Street, 1st Floor
                                                                            New York, New York 10041-0099

                                                                            By Facsimile:
                                                                            (908) 497-2311
                                                                            (For Eligible Institutions Only)


     Any  questions   concerning  tender  procedures  may  be  directed  to  the
Depositary at (800) 368-5948.

                                JANUARY 31, 2002